701 North Haven Ave., Suite 350
Ontario, CA 91764
(909) 980-4030

Press Release
For Immediate Release

Contact:  Christopher D. Myers
     President and CEO
     (909) 980-4030

CVB Financial Corp. Reports First Quarter Earnings

Ontario, CA, April 19, 2007-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced the results for the first quarter of 2007.

Net Income

CVB Financial Corp. reported net income of $15.2 million for the first quarter ending March 31, 2007. This represents a decrease of $3.1 million, or 16.78%, when compared with net earnings of $18.2 million for the first quarter of 2006. Diluted earnings per share were $0.18 for the first quarter of 2007. This was down $0.04, or 18.18%, from diluted earnings per share of $0.22 for the same period last year. These per share amounts have been adjusted to reflect a 10% stock dividend declared in December of 2006.

Net income for the first quarter of 2007 produced a return on beginning equity of 15.81%, a return on average equity of 15.39% and a return on average assets of 1.02%. The efficiency ratio for the first quarter was 54.27%, and operating expenses as a percentage of average assets were 1.74%.

Net Interest Income and Net Interest Margin

Net interest income totaled $39.8 million for the first quarter of 2007. This represents a decrease of $3.7 million, or 8.60%, from the $43.6 million for the same period of 2006. This decrease resulted from a $12.1 million increase in interest income, offset by a $16.1 million increase in interest expense. The increases in interest income was primarily due to the growth in average earning assets and the increase in interest rates. The increase in interest expense was due to the increase in the cost of interest bearing deposits and borrowed funds and the overall increase in interest rates.

Net interest margin (tax equivalent) declined from 3.63% for the first quarter of 2006 to 3.03% for the first quarter of 2007. Total average earning asset yields increased from 5.84% for the first quarter of 2006 to 6.19% for the first quarter of 2007. The cost of funds increased from 3.10% for the first quarter of 2006 to 4.15% for the first quarter of 2007. The decline in net interest margin is due to the cost of interest-bearing liabilities rising faster than the increase in yields on earning assets.

The credit quality of the loan portfolio continues to be strong. The allowance for credit losses increased from $23.6 million as of March 31, 2006 to $27.6 million as of March 31, 2007. The increase was primarily due to the provision for credit losses of $3.0 million and net recoveries of $1.7 million in 2006. During the first three months of 2007, the Company experienced net charge-offs of $105,000. No additional provision for credit losses was made in the first quarter of 2007. By comparison, during the first three months of 2006, the Company had net recoveries of $130,000, and a provision for credit losses of $250,000. The allowance for credit losses was 0.89% and 0.87% of the total loans and leases outstanding as of March 31, 2007 and 2006, respectively.

Balance Sheet

The Company reported total assets of $5.99 billion at March 31, 2007. This represented an increase of $465.5 million, or 8.42%, over total assets of $5.53 billion as of March 31, 2006. Earning assets totaled $5.63 billion and were up $459.8 million, or 8.89%, when compared with earning assets of $5.17 billion as of March 31, 2006. Total deposits were $3.39 billion as of March 31, 2007. This represents a decrease of $86.5 million, or 2.49%, when compared with total deposits of $3.48 billion at March 31, 2006. The Company has approximately $1.26 billion, or 37.30%, of its deposits in non-interest bearing demand deposits. Gross loans and leases totaled $3.10 billion at March 31, 2007. This represents an increase of $379.5 million, or 13.97%, when compared with gross loans and leases of $2.72 billion at March 31, 2006.

Total assets of $5.99 billion at March 31, 2007 reflect a decrease of $100.8 million, or 1.65%, from total assets of $6.09 billion on December 31, 2006. Earning assets of $5.63 billion were down $69.8 million, or 1.22%, from total earning assets of $5.71 billion at December 31, 2006. The decrease was primarily due to the decrease in the investment portfolio. Total deposits of $3.39 billion at March 31, 2007 represent a decrease of $17.2 million, or 0.50%, when compared with total deposits of $3.41 billion at December 31, 2006. Gross loans and leases of $3.10 billion at March 31, 2007 represent an increase of $26.4 million, or 0.86%, when compared with gross loans and leases of $3.07 billion at December 31, 2006.

Investment Securities

Investment securities totaled $2.48 billion at March 31, 2007. This represents an increase of $77.7 million, or 3.23%, when compared with $2.41 billion in investment securities at March 31, 2006. It represents a decrease of $98.2 million, or 3.80%, when compared with $2.58 billion in investment securities as of December 31, 2006. The Company is deleveraging by utilizing the monthly cash flow from investments to pay down borrowings or fund new loans.

Financial Advisory Services

The Financial Advisory Services Group has over $3.3 billion in assets under administration. They provide trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Loan and Lease Quality

CVB Financial Corp. reported no non-performing assets as of March 31, 2007 and March 31, 2006. The allowance for loan and lease losses was $27.6 million as of March 31, 2007. This represents 0.89% of gross loans and leases. It compares with an allowance for loan and lease losses of $27.7 million, or 0.90% of gross loans and leases as of December 31, 2006.

Corporate Overview

CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire region of Southern California. It serves 33 cities with 39 business financial centers in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California. Its leasing division, Golden West Financial Services, provides vehicle leasing, equipment leasing and real estate loan services, with offices in Orange and Tulare counties.

U.S. Banker Magazine named Citizens Business Bank the “Top Business Bank” in the nation in their January 2007 issue. The Bank was also recognized for having the fifteenth highest return on equity in the nation at 20.88%.

For the fourth consecutive year, CVB Financial Corp. received the KBW Honor Roll award at the Annual Community Bank Investor Conference hosted by Keefe, Bruyette & Woods, Inc. in New York on August 1 - 2, 2006. The Company was also recognized as a SmAll-Star by Sandler O’Neill, and named to the FPK Honor Roll by Fox-Pitt, Kelton.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.

Safe Harbor

This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from the projected. In addition, these forward-looking statements relate to the Company’s current expectations regarding future operating results. Such issues and uncertainties include impact of changes in interest rates, a decline in economic conditions and increased competition among financial services providers. For a discussion of other factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of CVB Financial Corp., including its Annual Report on Form 10-K for the year ended December 31, 2006, and particularly the discussion on risk factors within that document. The Company does not undertake any, and specifically, disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

_________________

CVB FINANCIAL CORP. CONSOLIDATED BALANCE SHEET (unaudited) dollars in thousands

	March 31,		December 31,
	2007	2006	2006

Assets:
Investment Securities available-for-sale	$2,484,664	$2,406,986	$2,582,902
Interest-bearing balances due from depository institutions	--	1,784	--
Investment in stock of Federal Home Loan Bank (FHLB)	80,826	72,362	78,866
Loans and lease finance receivables	3,096,609	2,717,127	3,070,196
Less allowance for credit losses	(27,632)	(23,584)	(27,737)

Net loans and lease finance receivables	3,068,977	2,693,543	3,042,459

Total earning assets	5,634,467	5,174,675	5,704,227
Cash and due from banks	117,981	131,453	146,411
Premises and equipment, net	45,597	41,258	44,963
Intangibles	9,533	11,886	10,121
Goodwill	31,531	31,531	31,531
Cash value of life insurance	100,758	72,633	99,861
Other assets	53,561	64,478	57,148

TOTAL	$5,993,428	$5,527,914	$6,094,262

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Demand Deposits (noninterest-bearing)	$1,264,243	$1,362,022	1,363,411
Investment Checking	334,229	298,278	318,431
Savings/MMDA	957,538	924,402	896,988
Time Deposits	833,602	891,379	827,978

Total Deposits	3,389,612	3,476,081	3,406,808
Demand Note to U.S. Treasury	468	936	7,245
Repurchase Agreements	458,023	--	344,350
Borrowings	1,597,500	1,550,000	1,794,900
Junior Subordinated Debentures	108,250	108,250	108,250
Other liabilities	45,734	53,082	43,370

Total Liabilities	5,599,587	5,188,349	5,704,923
Stockholders' equity:
Stockholders' equity	401,631	368,152	402,560
Accumulated other comprehensive income
(loss), net of tax	(7,790)	(28,587)	(13,221)

	393,841	339,565	389,339

TOTAL	$5,993,428	$5,527,914	$6,094,262

CVB FINANCIAL CORP. CONSOLIDATED AVERAGE BALANCE SHEET (unaudited) dollars in thousands
	Three months ended March 31,
	2007	2006
Assets:
Investment securities available-for-sale	$2,512,704	$2,390,040
Interest-bearing balances due from depository institutions	--	4,667
Investment in stock of Federal Home Loan Bank (FHLB)	80,039	71,299
Loans and lease finance receivables	3,059,186	2,652,493
Less allowance for credit losses	(27,720)	(23,299)

Net loans and lease finance receivables	3,031,466	2,629,194

Total earning assets	5,624,209	5,095,200
Cash and due from banks	124,427	130,321
Premises and equipment, net	45,471	40,657
Intangibles	9,763	12,116
Goodwill	31,531	31,816
Cash value of life insurance	100,202	72,037
Other assets	88,003	84,965

TOTAL	$6,023,606	$5,467,112

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$1,283,749	$1,386,972
Interest-bearing	2,114,142	2,060,971

Total Deposits	3,397,891	3,447,943
Other borrowings	2,078,177	1,510,960
Junior Subordinated Debentures	108,250	99,659
Other liabilities	39,264	53,179

Total Liabilities	5,623,582	5,111,741
Stockholders' equity:
Stockholders' equity	413,124	368,926
Accumulated other comprehensive income
(loss), net of tax	(13,100)	(13,555)

	400,024	355,371

TOTAL	$6,023,606	$5,467,112

CVB FINANCIAL CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS (unaudited) dollar amounts in thousands, except per share
	For the Three Months
	Ended March 31,
	2007	2006
Interest Income:
Loans, including fees	$52,714	$44,292
Investment securities:
Taxable	23,093	20,737
Tax-advantaged	7,231	6,245

Total investment income	30,324	26,982
Dividends from FHLB Stock	1,200	800
Federal funds sold	6	32
Interest-bearing CDs with other institutions	--	26

Total interest income	84,244	72,132
Interest Expense:
Deposits	17,158	13,201
Borrowings and junior subordinated debentures	27,260	15,106

Total interest expense	44,418	28,307

Net interest income before provision for credit losses	39,826	43,825
Provision for credit losses	--	(250)

Net interest income after
provision for credit losses	39,826	43,575
Other Operating Income:
Service charges on deposit accounts	3,276	3,291
Financial Advisory Services	1,951	1,845
Other	2,671	2,593

Total other operating income	7,898	7,729
Other operating expenses:
Salaries and employee benefits	14,072	12,720
Occupancy	2,405	2,029
Equipment	1,735	1,745
Professional services	1,103	1,273
Amortization of intangible assets	588	588
Other	5,997	5,115

Total other operating expenses	25,900	23,470

Earnings before income taxes	21,824	27,834
Income taxes	6,646	9,594

Net earnings	$15,178	$18,240

Basic earnings per common share	$0.18	$0.22

Diluted earnings per common share	$0.18	$0.22

Cash dividends per common share	$0.085	$0.09

All	per share information has been retroactively adjusted to reflect the 10% stock dividend declared on December 20, 2006.

CVB FINANCIAL CORP. AND SUBSIDIARIES SELECTED FINANCIAL HIGHLIGHTS (unaudited)
	Three months ended March 31,
	2007	2006
Interest income - (Tax Effective)(te)	$86,674	$74,153
Interest Expense	44,418	28,307

Net Interest income - (te)	$42,256	$45,846

Return on average assets	1.02%	1.35%
Return on average equity	15.39%	20.82%
Efficiency ratio	54.27%	45.75%
Net interest margin (te)	3.03%	3.63%
Weighted average shares outstanding
Basic	83,482,208	84,106,317
Diluted	84,175,313	84,788,655
Dividends declared	$7,109	$6,883
Dividend payout ratio	46.84%	37.74%
Number of shares outstanding-EOP	83,537,214	84,127,205
Book value per share	$4.71	$4.04

	March 31,
	2007	2006
Non-performing Assets (dollar amount in thousands):
Non-accrual loans	$0	$0
Loans past due 90 days or more
and still accruing interest	--	--
Restructured loans	--	--
Other real estate owned (OREO), net	--	--

Total non-performing assets	$0	$0

Percentage of non-performing assets
to total loans outstanding and OREO	0.00%	0.00%
Percentage of non-performing
assets to total assets	0.00%	0.00%
Non-performing assets to
allowance for loan losses	0.00%	0.00%
Net Charge-off (Recovered) to Average loans	0.00%	0.00%
Allowance for Credit Losses:
Beginning Balance	$27,737	$23,204
Total Loans Charged-Off	(129)	(20)
Total Loans Recovered	24	150

Net Loans Recovery (Charged-Off)	(105)	130
Provision Charged to Operating Expense	--	250

Allowance for Credit Losses at End of period	$27,632	$23,584

CVB FINANCIAL CORP. AND SUBSIDIARIES SELECTED FINANCIAL HIGHLIGHTS (in thousands, except per share data) (unaudited)
Quarterly Common Stock Price
	2007		2006		2005
Quarter End	High	Low	High	Low	High	Low
March 31,	$13.38	$11.42	$15.60	$14.71	$15.49	$12.80
June 30,			$15.59	$13.25	$14.63	$12.36
September 30,			$14.24	$12.83	$15.93	$13.12
December 31,			$14.13	$12.83	$15.20	$12.63

Quarterly Consolidated Statements of Earnings
	1Q 2007	4Q 2006	3Q 2006	2Q 2006	1Q 2006
Interest income
Loans, including fees	$52,714	$51,935	$50,564	$47,913	$44,292
Investment securities and federal funds sold	31,530	32,687	32,441	28,988	27,840

	84,244	84,622	83,005	76,901	72,132
Interest expense
Deposits	17,158	18,783	18,903	16,294	13,201
Other borrowings	27,260	25,601	22,130	17,446	15,106

	44,418	44,384	41,033	33,740	28,307
Net interest income before
provision for credit losses	39,826	40,238	41,972	43,161	43,825
Provision for credit losses	--	600	1,250	900	250

Net interest income after
provision for credit losses	39,826	39,638	40,722	42,261	43,575
Non-interest income	7,898	8,567	8,871	8,091	7,729
Non-interest expenses	25,900	25,465	22,630	24,259	23,470

Earnings before income taxes	21,824	22,740	26,963	26,093	27,834
Income taxes	6,646	6,446	8,508	7,176	9,594

Net earnings	$15,178	$16,294	$18,455	18,917	$18,240

Basic earnings per common share	$0.18	$0.19	$0.22	$0.22	$0.22
Diluted earnings per common share	$0.18	$0.19	$0.22	$0.22	$0.22
Cash dividends per common share	$0.085	$0.085	$0.09	$0.09	$0.09
Dividends Declared	$7,109	$7,164	$6,891	$6,885	$6,883